EXHIBIT 99

                              OLD KENT THRIFT PLAN
                                PERFORMANCE TABLE

                                 March 25, 1994

          The following table illustrates the comparative investment performance of the four investment options offered under the Old Kent Thrift Plan. The performance of some or all of these options also serves as a measure for determining benefits under the Executive Thrift Plan and the Deferred Compensation Plan. The table shows the value of a hypothetical initial investment of $1,000 invested on December 31, 1990 and its value as of December 31 of each subsequent year shown below:

                  Initial
                  Invest-
                  ment on         12/31/91        12/31/92        12/31/93
   Fund           12/31/90          Value           Value           Value
Savings Fund       $1,000          $1,063          $1,103          $1,139

Diversified
  Equity Fund      $1,000          $1,302          $1,396          $1,579

Short Term
  Bond Fund        $1,000          $1,100          $1,156          $1,208

Old Kent
  Stock Fund       $1,000          $1,559          $2,359          $2,149

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.